AMENDED AND RESTATED FEE CAP AND EXPENSE WAIVER AGREEMENT
THIS AMENDED AND RESTATED FEE CAP AND EXPENSE WAIVER AGREEMENT (the “Agreement”) is effective as of the 22nd day of October, 2026, by and among Aristotle Pacific Enhanced CLO Income Fund, a Delaware statutory trust (the “Fund”), and Aristotle Pacific Capital, LLC, a Delaware limited liability company (the “Investment Manager”).
WITNESSETH:
WHEREAS, the Investment Manager acts as investment adviser to the Fund pursuant to an Investment Management Agreement dated February 13, 2026 by and between the Investment Manager and the Fund;
WHEREAS, the Investment Manager and the Fund have entered into an Expense Limitation and Reimbursement Agreement dated February 13, 2026, pursuant to which the Investment Manager has agreed, subject to the terms and conditions thereof, to limit certain operating expenses of, and reimburse certain expenses for, the Fund (the “ELA”);
WHEREAS, the Investment Manager and the Fund previously entered into a Fee Cap and Expense Waiver Agreement, which was effective May 1, 2026 and had a termination date of May 1, 2027 (the “Prior Fee Waiver Agreement”), and the parties desire to continue the fee cap and expense waiver arrangement established under the Prior Fee Waiver Agreement on the same terms by amending and restating the Prior Fee Waiver Agreement to extend its term through October 31, 2027, subject to the terms set forth herein;
WHEREAS, the Investment Manager and the Fund have determined that it is appropriate and in the best interests of the Fund and its shareholders to further limit Fund expenses through October 31, 2027.
NOW, THEREFORE, in consideration of the Fund engaging the Investment Manager pursuant to the Investment Management Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:
1.The Investment Manager agrees to waive management fees that it would otherwise be paid under the Investment Management Agreement so that the effective management fee payable by the Fund does not exceed an annual rate of 0.75%, based upon the daily Managed Assets of the Fund (as defined in the Investment Management Agreement).
2.The Investment Manager agrees to further waive fees that it would otherwise be paid and/or to assume expenses of the Fund if required to ensure the Fund’s Total Annual Operating Expenses (as defined in the ELA) do not exceed 1.00% of the average daily Managed Assets of each share class of the Fund.
3.The Investment Manager may recoup from the Fund amounts previously waived and/or reimbursed pursuant to paragraphs 1 and 2 of this Agreement and the Prior Fee Waiver Agreement for a period of three years from the date on which such waiver and/or reimbursement occurred, provided that such amount paid to the Investment Manager will not cause the Fund’s

Total Annual Operating Expenses to exceed (i) the expense limit in effect at the time the expense was paid or absorbed or (ii) the expense limit in effect at the time of recoupment.
4.The Investment Manager agrees that it shall look solely to the assets of the Fund for performance of this Agreement and for any claims for payment. No trustees, officers, employees, agents or shareholders of the Fund shall be personally liable for performance by the Fund under this Agreement.
5.This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”). To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act will control.
6.Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
7.This Agreement shall become effective as of the date hereof and shall terminate on October 31, 2027; provided, however, the Investment Manager’s ability to recoup from the Fund amounts previously waived and/or reimbursed as described in paragraph 3 of this Agreement shall survive until the Investment Manager is no longer eligible to recoup such amounts.
8.This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date set forth above.

ARISTOTLE PACIFIC ENHANCED CLO INCOME FUND /s/ Benjamin J. Eirich By: Benjamin J. Eirich Title: President
ARISTOTLE PACIFIC CAPITAL, LLC /s/ Joshua B. Schwab By: Joshua B. Schwab Title: Chief Financial Officer & Chief Operating Officer

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